UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009

NESS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50954	98-0346908
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ness Tower, Atidim High-Tech Industrial Park, Bldg 4, Tel Aviv		61580 Israel
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +972 (3) 766-6800

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

Ajit Bhushan was elected to the Board of Directors (the “Board”) of Ness Technologies, Inc., a Delaware corporation (the “Company”), effective September 1, 2009, as previously disclosed in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on September 1, 2009.  Mr. Bhushan is a managing director at Citi Venture Capital International (“CVCI”), a private equity investor.  As reported in a Schedule 13D filed with the SEC by Citigroup, Inc. and certain affiliates and amended most recently on September 11, 2009, an affiliate of CVCI owns approximately 9.5% of the Company’s outstanding common stock.

On September 17, 2009, recognizing the potential disruption of CVCI’s business that may result from Mr. Bhushan’s service on the Board, the Board, pursuant to Section 122(17) of the Delaware General Corporation Law, renounced any interest or expectancy the Company may have in, or in being offered any opportunity to participate in, any matter, transaction or interest (an “Opportunity”) that comes into the possession of Mr. Bhushan, CVCI or any of its affiliates, related funds or portfolio companies, unless such Opportunity is expressly offered to Mr. Bhushan in writing solely in his capacity as a member of the Board.  Mr. Bhushan otherwise continues to be subject to all laws and Company policies pertaining to the activities of the Company’s directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESS TECHNOLOGIES, INC.

Dated: September 21, 2009	By:	/s/ Ilan Rotem
Name: Ilan Rotem
Title: Chief Legal Officer and Secretary